Exhibit 2.3
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of June 23, 2023 by and among Latch, Inc., a Delaware corporation (“Latch”), LS Key Merger Sub 1, Inc., a Delaware corporation (“Merger Sub 1”), LS Key Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), and Honest Day’s Work, Inc., a Delaware corporation (“HDW”), and amends that certain Agreement and Plan of Merger, dated as of May 15, 2023 (the “Merger Agreement”), by and among Latch, Merger Sub 1, Merger Sub 2 and HDW (each, a “party” and collectively, the “parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
WHEREAS, the Parties desire to amend the Merger Agreement pursuant to Section 8.11 of the Merger Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.Amendments to the Merger Agreement. Effective as of the execution hereof, the Merger Agreement is hereby amended by deleting the Preamble in its entirety and replacing it with the following:
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 15, 2023, is made by and among Latch, Inc., a Delaware corporation (“Latch”), LS Key Merger Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of Latch (“Merger Sub 1”), LS Key Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Latch (“Merger Sub 2”), and Honest Day’s Work, Inc., a Delaware corporation (“HDW”) (each, a “party” and, together, the “parties”).
2.No Further Amendment. The Parties agree that, except as provided herein, all other provisions of the Merger Agreement shall continue unmodified, in full force and effect and constitute legal and binding obligations of all parties thereto in accordance with its terms. This Amendment forms an integral and inseparable part of the Merger Agreement.
3.References. All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to May 15, 2023.
4.Other Miscellaneous Terms. Sections 8.3 through 8.14 of the Merger Agreement (as amended by this Amendment) shall apply mutatis mutandis to this Amendment, as if set forth in full herein.
[Signature pages follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

LATCH, INC.

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: General Counsel and Secretary

LS KEY MERGER SUB 1, INC.

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: Secretary

LS KEY MERGER SUB 2, LLC

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: Secretary

HONEST DAY’S WORK, INC.

By:	/s/ James Siminoff
Name: James Siminoff
Title: Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Merger]